Exhibit 99.1

Tronox Reports Fourth Quarter and Full Year 2025 Financial Results

STAMFORD, Conn., Feb. 18, 2026/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide pigment, today reported its financial results for the quarter ending December 31, 2025:

Fourth Quarter 2025 Financial Highlights:

•	Revenue of $730 million
•
Loss from operations of $114 million; Net loss attributable to Tronox of $176 million including $80 million of restructuring and other charges, net of taxes, primarily associated with the closure of the Company's Botlek and Fuzhou pigment plants; Adjusted net loss of $96 million (non-GAAP)

•	Adjusted EBITDA of $57 million; Adjusted EBITDA margin of 7.8% (non-GAAP)
•	GAAP diluted loss per share of $1.11; Adjusted diluted loss per share of $0.60 (non-GAAP)

Full Year 2025 Financial Highlights:

•	Revenue of $2,898 million
•
Loss from operations of $253 million; Net loss attributable to Tronox of $470 million including $233 million of restructuring and other charges, net of taxes, primarily costs associated with the closure of the Company's Botlek and Fuzhou pigment plants; Adjusted net loss of $237 million (non-GAAP)

•	Adjusted EBITDA of $336 million; Adjusted EBITDA margin of 11.6% (non-GAAP)
•	GAAP diluted loss per share of $2.97; Adjusted diluted loss per share of $1.50 (non-GAAP)
•	Capital expenditures of $341 million

Outlook:

•	Expect to generate positive free cash flow in 2026, primarily as a result of improving TiO2 pricing and volumes, lower capital expenditures, and targeted actions on working capital
•	Q1 2026 TiO2 and zircon volumes expected to be relatively in-line with strong Q4 2025 volume levels
•	TiO2 pricing expected to improve in Q1 2026 and zircon pricing expected to improve in Q2 2026
•	Q1 2026 Adjusted EBITDA expected to be $55-$65 million

This outlook is based on Tronox's views on current global economic activity and is subject to changes and impacts associated with the general macroeconomic and industry-related conditions, global supply chain, and inflation-related challenges, among others.
------
Note: For the Company's guidance with respect to first quarter 2026 Adjusted EBITDA and 2026 full year free cash flow, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company's control or cannot be reasonably predicted.

Summary of Financial Results for the Quarter Ending December 31, 2025

($M unless otherwise noted)		Q4 2025	Q4 2024	Y-o-Y%∆	Q3 2025	Q-o-Q%∆
Revenue		$730	$676	8%	$699	4%
TiO2		$577	$533	8%	$550	5%
Zircon		$78	$75	4%	$59	32%
Other products		$75	$68	10%	$90	(17)%
(Loss) income from operations		$(114)	$48	n/m	$(43)	(165)%
Net (Loss)		$(177)	$(30)	n/m	$(100)	n/m
Net (Loss) attributable to Tronox		$(176)	$(30)	n/m	$(99)	n/m
GAAP diluted (loss) per share		$(1.11)	$(0.19)	n/m	$(0.63)	n/m
Adjusted diluted (loss) earnings per share		$(0.60)	$0.03	n/m	$(0.46)	n/m
Adjusted EBITDA		$57	$129	(56)%	$74	(23)%
Adjusted EBITDA Margin %		7.8%	19.1%	(1,130) bps	10.6%	(280)bps
Free cash flow		$53	$(35)	n/m	$(137)	n/m

		Y-o-Y%∆			Q-o-Q%∆
Volume		Price/Mix	FX	Volume	Price/Mix	FX
TiO2	13%	(8)%	3%	9%	(4)%	—%
Zircon	27%	(23)%	—%	42%	(10)%	—%

CEO Remarks

Chief Executive Officer John D. Romano commented “As we stated in the release of our preliminary fourth quarter results last month, Tronox concluded the year with stronger volumes than anticipated and executed on actions to drive cash flow and improve our long-term cost position. TiO2 volumes in the fourth quarter reached their highest level of the year, a pattern that was only previously observed in 2020. This notable trend underscores how antidumping duties in India, Europe, Brazil, and Saudi Arabia have positively influenced the relevant markets and suggests a structural change in global TiO2 trade flows. Zircon volumes concluded the year positively, supported by customers restocking and resuming more normal buying patterns. While pricing was lower in the fourth quarter on both TiO2 and zircon as expected, we have announced pricing increases resulting in an inflection on pricing in the first half of 2026.

"I am proud of the work by our team on the levers we can control and influence. In 2025, we achieved our best safety performance in over a decade. Safety continues to be one of our core values and remains our number one priority across the Company. Throughout the year, we delivered meaningful progress on our cost improvement program, achieving more than $90 million of sustainable run‑rate savings as we exited 2025 and remaining on track to reach the high end of our $125–$175 million target by the end of 2026. We took decisive portfolio actions on our footprint, including announcing the closure of two of our pigment plants, to streamline our global footprint and improve our cost structure over the long-term. Additionally, we lowered operating rates at our mining and upgrading operations in order to manage upstream inventory levels. In parallel, we enhanced our liquidity through the issuance of $400 million of senior secured notes and the launch of an inventory financing program, enabling us to maintain financial flexibility while navigating volatile markets. The combination of improved working capital discipline and targeted production adjustments drove stronger‑than‑expected free cash flow in the fourth quarter.

“We continued to drive actions to further advance our long‑term competitiveness. We commenced mining at Fairbreeze and began the commissioning of East OFS in South Africa, strengthened our position in end markets supported by trade defense actions, and continued progressing our rare earths strategy. In December, we announced the receipt of conditional, non-binding financing from Export Finance Australia and Export-Import Bank of the United States for the building out of a cracking and leaching facility in Australia. We are progressing our work on the definitive feasibility study and continuing to evaluate adding refining capacity to the value chain.”

Mr. Romano concluded, "As we look to 2026, our priority is cash generation, supported by improving pricing, efficient operations, and reducing inventory levels. TiO2 price increases that took effect in the first quarter, combined with favorable mix into higher‑priced regions, ongoing global supply rationalization, and trade defense actions position Tronox for improved earnings. While the production rate decreases across our mining and upgrading operations will result in near-term cost absorption headwinds, the favorable impact from releasing working capital will drive positive free cash flow. With lower inventory, a strengthened cost structure, and focus on cash generation, Tronox is well positioned to maximize our earnings potential when market fundamentals improve.”

Fourth Quarter 2025 Results

(Comparisons are to prior year (Q4 2025 vs. Q4 2024) unless otherwise noted)

The Company reported fourth quarter revenue of $730 million, an increase of 8% driven by higher sales volumes of TiO2 and zircon, higher revenue from other products, and favorable FX impact, partially offset by lower average selling prices and product mix impact on TiO2 and zircon.

Revenue from TiO2 sales was $577 million, an increase of 8% driven by a 13% increase in volumes and a 3% favorable impact from FX, partially offset by an 8% decrease in average selling prices including mix. Sequentially, TiO2 sales increased 5%, driven by a 9% increase in volumes, partially offset by a 4% decline in average selling prices and mix. Exchange rate impact was flat sequentially.

Zircon revenue increased 4% to $78 million, driven by a 27% increase in volumes, partially offset by a 23% decrease in average selling prices and unfavorable mix impact. Sequentially, zircon revenue increased 32%, driven by a 42% increase in volumes, partially offset by a 10% decrease in average selling prices and unfavorable mix impact.

Revenue from other products was $75 million, an increase of 10% year-over-year due to higher pig iron sales, and a sequential decline of 17% primarily due to higher sales of heavy mineral concentrate tailings in the third quarter.

Net loss attributable to Tronox in the quarter was $176 million, or a loss of $1.11 per diluted share, compared to a net loss of $30 million, or loss of $0.19 per diluted share in the year-ago period. Adjusted net loss attributable to Tronox (non-GAAP) was $96 million, or a loss of $0.60 per diluted share.

Adjusted EBITDA of $57 million represented a 56% decrease compared to the fourth quarter 2024, driven by lower average selling prices including mix, higher production costs and freight costs, partially offset by higher sales volumes, favorable exchange rate movements and lower corporate costs. Adjusted EBITDA margin was 7.8% for the quarter.

Sequentially, Adjusted EBITDA decreased 23% due to lower average selling prices including mix and lower other products sales volume, partially offset by higher sales volume of TiO2 and zircon, lower production costs and freight costs.

The Company's selling, general and administrative expenses were $74 million in the quarter. Net interest expense was $52 million. Depreciation, depletion and amortization expense was $82 million.

Full Year 2025 Results

The Company reported full-year revenue of $2,898 million, a decrease of 6% year-over-year. Net loss attributable to Tronox was $470 million, or a loss of $2.97 per diluted share. Excluding non-recurring adjustments totaling $233 million or $1.47 per diluted share, adjusted net loss attributable to Tronox (non-GAAP) was $237 million or a loss of $1.50 per diluted share. Adjusted EBITDA of $336 million decreased 40% compared to $564 million in the prior year. Adjusted EBITDA margin was 11.6% for the year.

Balance Sheet, Cash Flow and Capital Allocation

Tronox ended the year with $3.2 billion of total debt, $3.0 billion of net debt and a net leverage ratio of 9.0x on a trailing twelve-month basis. As of December 31, 2025, available liquidity totaled $674 million, including $199 million in cash and cash equivalents and $475 million under existing revolving credit agreements. The next significant debt maturity for the Company is not until 2029. Tronox does not have any financial covenants on its term loans or bonds. The Company has sufficient liquidity and does not expect to trigger the springing covenant on the US Cash Flow Revolver.

Free cash flow for the year was a use of $281 million. Capital expenditures were $341 million. The Company returned $48 million to shareholders in the form of dividends in the year.

Outlook

For the first quarter of 2026, Tronox expects TiO2 volumes to be relatively flat sequentially, on the back of a very strong fourth quarter. Tronox expects growth across all regions, with the exception of Asia, predominantly influenced by India. TiO2 pricing is expected to increase in the first quarter, reflecting price increases implemented at the beginning of the year and continued improvement in mix toward higher-value regions. Zircon volumes are expected to remain in-line with the solid fourth quarter performance, with pricing expected to stabilize in the first quarter and reflect announced price increases in the second quarter. Adjusted EBITDA for the first quarter of 2026 is expected to be in the range of $55 million to $65 million, reflecting headwinds from foreign exchange rates and impacts from absorption due to reduced mining and upgrading rates to manage inventory levels, partially offset by savings from the Company’s sustainable cost improvement program. Tronox reiterates the expectation to generate positive free cash flow for full year 2026, supported by improving pricing and volumes, lower capital expenditures, and targeted working capital actions.

Webcast Conference Call

Tronox will conduct a webcast conference call on Thursday, February 19, 2026, at 9:00 AM ET (New York). The live call is open to the public and can be accessed via live webcast and teleconference (a dial-in number and unique participant ID will be made available upon registration). Please visit investor.tronox.com for a link to register for the live webcast and to view the accompanying slides.

Replay: A webcast replay will be available at investor.tronox.com following the call.

About Tronox

Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 5,700 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Cautionary Statement about Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, our operating rates, anticipated trends in our business and industry, including trade defense measures in specific jurisdictions and their timing and effectiveness, market penetration and growth rates, anticipated costs, competitive landscape, benefits and timing of capital projects, the Company's anticipated capital allocation strategy including future capital expenditures, the benefits and timing of the Company’s cost improvement and other cost saving, inventory reduction and asset rationalization plans, our rare earths and critical minerals strategy and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or the cost improvement plan and other cost saving, inventory reduction and asset rationalization plans, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or the cost improvement plan and other cost saving, inventory reduction and asset rationalization plans, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; policy changes affecting international trade, including import/export restrictions and tariffs; inflationary pressures and energy costs; currency movements; interest rate and debt market volatility, including in respect of our debt securities; political instability, including the ongoing conflicts in Eastern Europe and the Middle East and any expansion of such conflicts, and other geopolitical events; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information

To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow. These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Investor Relations and Media Contact: Jennifer Guenther
+1.203.705.3701 extension: 103701 (Media)
+1.646.960.6598 (Investor Relations)

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net sales	$730	$676	$2,898	$3,074
Cost of goods sold	691	559	2,629	2,559
Gross profit	39	117	269	515
Restructuring and other charges	79	—	232	—
Selling, general and administrative expenses	74	69	290	296
(Loss) Income from operations	(114)	48	(253)	219
Interest expense	(54)	(41)	(189)	(167)
Interest income	2	1	6	10
Loss on extinguishment of debt	—	—	—	(3)
Other (expense) income, net	(13)	7	(22)	14
(Loss) income before income taxes	(179)	15	(458)	73
Income tax benefit (provision)	2	(45)	(15)	(127)
Net loss	(177)	(30)	(473)	(54)
Net loss attributable to noncontrolling interest	(1)	—	(3)	(6)
Net loss attributable to Tronox Holdings plc	$(176)	$(30)	$(470)	$(48)

Loss per share:
Basic	$(1.11)	$(0.19)	$(2.97)	$(0.31)
Diluted	$(1.11)	$(0.19)	$(2.97)	$(0.31)

Weighted average shares outstanding, basic (in thousands)	158,617	158,038	158,484	157,819
Weighted average shares outstanding, diluted (in thousands)	158,617	158,038	158,484	157,819

Other Operating Data:
Capital expenditures	68	117	341	370
Depreciation, depletion and amortization expense	82	71	302	285

TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET (LOSS) INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Net loss attributable to Tronox Holdings plc (U.S. GAAP)	$(176)	$(30)	$(470)	$(48)
Restructuring and other charges (a)	79	—	228	—
Loss on extinguishment of debt (b)	—	—	—	3
Sale of royalty interest (c)	—	—	—	(21)
Other (d)	1	1	5	5
Tax valuation allowance (e)	—	33	—	49
Adjusted net (loss) income attributable to Tronox Holdings plc (non-U.S. GAAP) (1)(2)	$(96)	$4	$(237)	$(12)

Diluted net loss per share (U.S. GAAP)	$(1.11)	$(0.19)	$(2.97)	$(0.31)

Restructuring and other charges, per share	0.50	—	1.44	—
Loss on extinguishment of debt, per share	—	—	—	0.02
Sale of royalty interest, per share	—	—	—	(0.13)
Other, per share	0.01	0.01	0.03	0.03
Tax valuation allowance, per share	—	0.21	—	0.31
Diluted adjusted net (loss) income per share attributable to Tronox Holdings plc (non-U.S. GAAP) (2)	$(0.60)	$0.03	$(1.50)	$(0.08)

Weighted average shares outstanding, diluted (in thousands)	158,617	158,262	158,484	157,819

(a) Represents restructuring and other charges associated with the Botlek and Fuzhou plant closures.
(b) Represents the loss in connection with the refinancing of the Term Loan Facility in the U.S.
(c) Represents the sale of a royalty interest in certain Canadian mineral properties, net of associated transaction costs included in "Other (expense) income, net" in the unaudited Consolidated Statements of Operations.
(d) Represents other activity not representative of the ongoing operations of the Company.
(e) 2024 amount represents the establishment of a full valuation allowance against the deferred tax assets within our Brazilian and Netherlands jurisdictions.

(1) Only the sale of royalty interest, restructuring and other charges amount and certain other items have been tax impacted.  No income tax impacts have been given to other items as they were recorded in jurisdictions with full valuation allowances.
(2) Diluted adjusted net (loss) income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.

TRONOX HOLDINGS PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	December 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$199	$151
Restricted cash	12	1
Accounts receivable (net of allowance of $1 in 2025 and $1 in 2024)	289	266
Inventories, net	1,652	1,551
Prepaid and other assets	112	184
Income taxes receivable	1	2
Total current assets	2,265	2,155
Noncurrent Assets
Property, plant and equipment, net	2,007	1,927
Mineral leaseholds, net	608	616
Intangible assets, net	214	244
Lease right of use assets, net	173	140
Deferred tax assets	833	830
Other long-term assets	117	126
Total assets	$6,217	$6,038

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$481	$499
Accrued liabilities	274	247
Short-term lease liabilities	22	24
Obligations under inventory financing arrangement	50	—
Short-term debt	51	65
Long-term debt due within one year	39	35
Income taxes payable	2	4
Total current liabilities	919	874
Noncurrent Liabilities
Long-term debt, net	$3,132	$2,759
Pension and postretirement healthcare benefits	81	85
Asset retirement obligations	198	172
Environmental liabilities	39	40
Long-term lease liabilities	148	107
Deferred tax liabilities	208	174
Other long-term liabilities	43	36
Total liabilities	4,768	4,247

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 158,557,858 shares issued and outstanding at December 31, 2025 and 157,938,056 shares issued and outstanding at December 31, 2024	2	2
Capital in excess of par value	2,103	2,084
Retained Earnings	30	555
Accumulated other comprehensive loss	(717)	(880)
Total Tronox Holdings plc shareholders’ equity	1,418	1,761
Noncontrolling interest	31	30
Total equity	1,449	1,791
Total liabilities and equity	$6,217	$6,038

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Year Ended December 31,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(473)	$(54)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	302	285
Deferred income taxes	12	110
Share-based compensation expense	20	21
Amortization of deferred debt issuance costs and discount on debt	10	10
Loss on extinguishment of debt	-	1
Restructuring and other charges	232	-
Other non-cash affecting net loss	59	30
Changes in assets and liabilities:
(Increase) decrease in accounts receivable, net	(9)	11
Increase in inventories, net	(26)	(115)
Decrease in prepaid and other assets	59	40
Restructuring payments	(76)	-
Decrease in accounts payable and accrued liabilities	(26)	(11)
Net changes in income tax payables and receivables	(2)	10
Changes in other non-current assets and liabilities	(22)	(38)
Cash provided by operating activities	60	300

Cash Flows from Investing Activities:
Capital expenditures	(341)	(370)
Loans	15	-
Proceeds from the sale of assets	4	27
Purchase of investment securities	(6)	-
Cash used in investing activities	(328)	(343)

Cash Flows from Financing Activities:
Repayments of short-term debt	(144)	(18)
Repayments of long-term debt	(29)	(228)
Proceeds from short-term debt	100	55
Proceeds from inventory financing arrangement	50	-
Proceeds from long-term debt	400	217
Debt issuance costs	(7)	(16)
Dividends paid	(48)	(80)
Restricted stock and performance-based shares settled in cash for taxes	(1)	(1)
Cash provided by (used in) financing activities	321	(71)

Effects of exchange rate changes on cash and cash equivalents and restricted cash	6	(7)

Net increase (decrease) in cash and cash equivalents and restricted cash	59	(121)
Cash and cash equivalents and restricted cash at beginning of period	152	273
Cash and cash equivalents and restricted cash at end of period	$211	$152

TRONOX HOLDINGS PLC
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA, ADJUSTED EBITDA AS A % OF NET SALES AND NET DEBT TO TRAILING-TWELVE MONTH ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Net loss (U.S. GAAP)	$(177)	$(30)	$(473)	$(54)
Interest expense	54	41	189	167
Interest income	(2)	(1)	(6)	(10)
Income tax (benefit) provision	(2)	45	15	127
Depreciation, depletion and amortization expense	82	71	302	285
EBITDA (non-U.S. GAAP)	(45)	126	27	515
Share-based compensation (a)	6	4	20	21
Loss on extinguishment of debt (b)	—	—	—	3
Foreign currency remeasurement (c)	7	(11)	6	(1)
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (d)	(11)	1	9	23
Accounts receivable securitization program costs (e)	3	4	13	15
Sale of royalty interest (f)	—	—	—	(28)
Restructuring and other charges (g)	79	—	232	—
Other items (h)	18	5	29	16
Adjusted EBITDA (non-U.S. GAAP)	$57	$129	$336	$564

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net sales	$730	$676	$2,898	$3,074
Net loss (U.S. GAAP)	$(177)	$(30)	$(473)	$(54)
Net loss (U.S. GAAP) as a % of Net sales	(24.2)%	(4.4)%	(16.3)%	(1.8)%
Adjusted EBITDA (non-U.S. GAAP) (see above) as a % of Net sales	7.8%	19.1%	11.6%	18.3%

	December 31,
	2025		2024
Long-term debt, net	$3,132		$2,759
Short-term debt	51		65
Long-term debt due within one year	39		35
(Less) Cash and cash equivalents	(199)		(151)
Net debt	$3,023		$2,708
Adjusted EBITDA (non-U.S. GAAP) (see above)	336		564
Net debt to trailing-twelve month Adjusted EBITDA (non-U.S. GAAP) (see above)	9.0	x	4.8	x

(a) Represents non-cash share-based compensation.
(b) Represents the loss in connection with the refinancing of the Term Loan Facility in the US.
(c) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other (expense) income, net” in the unaudited Consolidated Statements of Operations.
(d) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(e) Primarily represents expenses associated with the Company's accounts receivable securitization program which is used as a source of liquidity in the Company's overall capital structure.
(f) Represents the sale of a royalty interest in certain Canadian mineral properties, net of associated transaction costs included in "Other (expense) income, net" in the unaudited Consolidated Statements of Operations.
(g) Represents restructuring and other charges associated with the Botlek and Fuzhou plant closures.
(h) Includes noncash pension and postretirement costs, asset write-offs, severance expense, and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other (expense) income, net” in the unaudited Consolidated Statements of Operations.

TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash provided by (used in) operating activities to free cash flow for the three months and year ended December 31, 2025:

	Year Ended December 31, 2025	Nine Months Ended September 30, 2025	Three Months Ended December 31, 2025
Cash provided by (used in) operating activities	$60	$(61)	$121
Capital expenditures	(341)	(273)	(68)
Free cash flow (non-U.S. GAAP)	$(281)	$(334)	$53